Exhibit 99.1

Hello [Investor]:

I’m reaching out with a follow-up to our October 4, 2021 8-K filing regarding the FDA Warning Letter issued to Owlet dated October 1, 2021. We are cooperating in good faith with the request by FDA to cease distribution of the Smart Sock product in the U.S. In the coming weeks, we expect to announce a new sleep monitoring sock that we plan to sell as a consumer wellness product, which we believe does not present the same FDA concerns as the Smart Sock. Some key points:

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As we reported in our 8-K filing on October 4, 2021, Owlet planned to engage with FDA regarding its plans to continue commercialization of a modified sock product prior to receipt of marketing authorization for the Smart Sock, and we continue to move ahead in full cooperation with the FDA to seek marketing authorization for the features of the Smart Sock that FDA believes make it a medical device.

•

The letter we received from the agency did not identify any safety concerns about the Smart Sock; rather, the FDA asserts that the Smart Sock should be classified as a medical device in the U.S. because of the heart rate and oxygen notifications.

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We are complying with the FDA’s request to cease distribution of the Smart Sock until we obtain marketing authorization for the features that the FDA believes make the Smart Sock a medical device. This action is specific to the U.S. only, and no other countries or regions are affected.

•	We expect to announce a new sleep monitoring sock product in the coming weeks.

•	You can view our latest statement on the Owlet website: https://owletcare.com/pages/fda-response

•	We will provide additional information on our third quarter 2021 earnings call, which is scheduled for November 10, at 4:30 pm ET.

Thank you for your continued support of Owlet as we work with the FDA to resolve this. As we have said, our mission is to empower parents with the tools, technology, and resources to provide the best care in the home. With over 1 million babies monitored, we are extremely proud of the innovation and technology Owlet has delivered, and we remain committed to working with the FDA, now and in the future, to ensure we can continue to innovate and deliver the cutting-edge technology that millions of parents and caregivers have come to know and love.

Regards,

Kurt Workman

Chief Executive Officer